Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012

Englewood, CO — November 8, 2012 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and nine months ended September 30, 2012. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”), one of the nation’s largest and fastest-growing home security alarm monitoring companies.

Headquartered in Dallas, Texas, Monitronics provides security alarm monitoring services to more than 717,000 residential and commercial customers as of September 30, 2012.  Monitronics’ long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights(1):

•                  Ascent’s net revenue for the three and nine months ended September 30, 2012 increased 6.5%  and 8.2%, respectively, driven by increases in Monitronics’ subscriber accounts and average recurring monthly revenue (“RMR”) per subscriber

•                  Ascent’s balance sheet remains strong with $229.4 million of cash and marketable securities at the holding company level as of September 30, 2012

•                  Monitronics’ Adjusted EBITDA(2) for the three and nine months ended September 30, 2012 increased 3.1% and 6.1%, respectively, driven by growth in subscriber accounts and average RMR

•                  Monitronics subscriber accounts as of September 30, 2012 increased 2.9% to 717,488

•                  Monitronics average RMR per subscriber increased 2.8% to $38.28

•                  Monitronics’ acquired 93,000 subscriber accounts from Pinnacle Security on October 25th for approximately $131 million; purchased accounts represent $4.4 million of RMR

•                  Increases Monitronics total subscriber base by 13 percent to 810,000 accounts as of September 30, 2012 on a Pro Forma basis

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “Our results for the third quarter once again illustrate the strength of the Monitronics business model. We are also pleased to have recently completed a significant bulk purchase of accounts, which will provide strong incremental cash flow for the business.

“At the holding company level, we continue to actively explore additional accretive acquisition opportunities within the alarm monitoring and related security industry.”

Monitronics

Mike Haislip, President and Chief Executive Officer of Monitronics said, “We are pleased to deliver another strong performance this quarter. We posted solid growth in revenue and Adjusted EBITDA and purchased over 31,000 high quality accounts in the third quarter. Our interactive and home automation services continue to gain ground amongst our subscribers with over 40% percent of new customers signing on for advanced services during the quarter.  While there are incremental telecom and field service costs associated with advanced services, these accounts provide for a higher value customer and drive increased levels of RMR.  As expected, attrition levels increased modestly given the age of accounts

(1)  Comparisons are year-over-year unless otherwise specified.

(2)  For a definition of Adjusted EBITDA and applicable reconciliations, see the Appendix to this release. Monitronics’ net loss for the corresponding periods totaled $5.1 million and $12.6 million, respectively.

in our portfolio and the increase in disconnects due to relocations which we believe are driven by improvements in the housing market.

Mr. Haislip continued, “The transaction to acquire 93,000 subscriber accounts from Pinnacle Security in late October will be highly accretive to Monitronics.  The acquired accounts are an attractive fit with solid FICO scores and strong penetration of interactive services. Following the close of the transaction, we also successfully completed the refinancing of an incremental $145 million Senior Secured Term Loan to fund the acquisition and replenish our existing revolver. The completion of this refinancing not only provides us with additional financial flexibility but also highlights the confidence the financial markets have in our business model.”

Three and Nine Months Ended September 30, 2012 Results

Ascent Capital Group, Inc.

For the three months ended September 30, 2012, Ascent reported net revenue of $84.7 million, an increase of 6.5% compared to $79.5 million for the three months ended September 30, 2011. For the nine months ended September 30, 2012 net revenue increased 8.2% to $249.9 million. The increase in net revenue for the three and nine month time periods is primarily attributable to increases in Monitronics’ subscriber accounts and average RMR per subscriber.

Ascent’s total cost of services for the three and nine months ended September 30, 2012 increased 20.5% and 20.1% to $12.9 million and $35.3 million, respectively. The increase for the three and nine months ended September 30, 2012 is primarily attributable to the significant growth in the number of interactive accounts Monitronics monitors across the cellular network versus traditional landline services, resulting in higher telecommunications and field service costs.

Selling, general & administrative (“SG&A”) costs for the three months ended September 30, 2012 increased 4.0% to $18.3 million. The increase in SG&A is primarily attributable to increased payroll, contract service, and stock-based compensation expenses at Monitronics of $832,000.  For the nine months ended September 30, 2012, SG&A decreased 3.4% to $54.1 million. The decrease is primarily attributable to a decline in administrative and corporate expenses at Ascent. The decline in SG&A was partially offset by increased payroll, marketing, and stock-based compensation expenses at Monitronics of $2.1 million.

For the three months ended September 30, 2012, Ascent’s Adjusted EBITDA increased 3.0% to $56.0 million. During the first nine months of 2012, Ascent’s Adjusted EBITDA increased 10.7% to $168.6 million. The increase in Adjusted EBITDA for the three and nine months ended September 30, 2012 was primarily due to revenue growth at Monitronics and decreased selling, general and administrative costs at the Ascent corporate level offset in part by higher telecommunications and service costs at Monitronics.

Ascent reported a net loss from continuing operations for the three and nine months ended September 30, 2012 of $13.7 million and $24.4 million, respectively, compared to a net loss from continuing operations of $5.1 million and $17.1 million for the three months and nine months ended September 30, 2011, respectively.

Monitronics International

For the three and nine months ended September 30, 2012, Monitronics reported net revenue of $84.7 million and $249.9 million, increases of 6.5% and 8.2%, respectively. The increase in net revenue for the three and nine months ended September 30, 2012 is primarily attributable to a 2.9% increase in Monitronics’ subscriber accounts and a 2.8% increase in average RMR per subscriber to $38.28 as of September 30, 2012 as compared to September 30, 2011.  The increase in net revenue for the nine months ended September 30, 2012 is also attributable in part to the negative impact on September 30, 2011 net revenue related to a $2.3 million fair value adjustment that reduced deferred revenue acquired in the Monitronics acquisition.

Monitronics’ total cost of services for the three months ended September 30, 2012 increased 20.5% to $12.9 million as compared to the prior year period. For the nine months ended September 30, 2012 Monitronics’ cost of services totaled $35.3 million, a 20.1% increase as compared to the nine months ended September 30, 2011.  The increase for the three and nine months ended September 30, 2012 is primarily attributable to the significant growth in the number of interactive accounts Monitronics’ monitors across the cellular network versus traditional landline services, resulting in higher telecommunications and field service costs.

Monitronics’ SG&A costs for the three and nine months ended September 30, 2012 increased 11.2% and 8.2% to $14.8 million and $43.8 million, respectively, as compared to the respective prior year periods. The increase in SG&A for the three months ended September 30, 2012 is primarily attributable to certain Monitronics’ payroll, contract service, and stock-based compensation expenses of $832,000.  The increase in SG&A for the nine months ended September 30, 2012 is primarily attributable to certain Monitronics’ payroll, marketing, and stock-based compensation expenses of $2.1 million.  The increase in stock-based compensation expense is related to restricted stock and stock option awards granted to certain executives and employees of Monitronics in 2011 and 2012, which partially vested during 2012.

Monitronics’ Adjusted EBITDA for the three months ended September 30, 2012 was $57.4 million, an increase of 3.1% versus the three months ended September 30, 2011. For the nine months ended September 30, 2012, Monitronics’ Adjusted EBITDA increased 6.1%, to $171.1 million when compared to the nine months ended September 30, 2011. The increase in Adjusted EBITDA for the three and nine months ended September 30, 2012 is primarily due to revenue growth.

Monitronics’ Adjusted EBITDA as a percentage of revenue was 67.8% for the third quarter of 2012, compared to 70.1% for the three months ended September 30, 2011. Monitronics’ Adjusted EBITDA as a percentage of revenue for the nine months ended September 30, 2012 totaled 68.5%, compared to 69.8% for the year-ago period. The moderate decline for the three and nine months ended September 30, 2012 is primarily attributable to the increased number of accounts with interactive services monitored across the cellular network, resulting in higher telecommunications and service costs at Monitronics.

Monitronics reported a net loss for the three and nine months ended September 30, 2012 of $5.1 million and $12.6 million, respectively, compared to a net loss of $2.6 million and $4.2 million in the three and nine months ended September 30, 2011, respectively.

The table below presents subscriber data for the twelve months ended September 30, 2012 and 2011:

	Twelve Months Ended September 30,
	2012	2011

Beginning balance of accounts	697,581	646,478
Accounts purchased (a)	106,582	133,091
Accounts canceled (b)	(84,523)	(73,828)
Canceled accounts guaranteed to be refunded from holdback	(2,152)	(8,160)
Ending balance of accounts	717,488	697,581
Monthly weighted average accounts	706,752	679,304
Attrition rate (a)	(12.0)%	(10.9)%

For the three months ended September 30, 2012, Monitronics purchased 31,187 subscriber accounts, compared to 33,205 subscriber accounts in the three months ended September 30, 2011. During the nine months ended September 30, 2012 and 2011, Monitronics purchased 81,719 and 89,828 subscriber accounts, respectively. The quarterly and nine month decline in account purchases is due to the completion of bulk purchases in the three and nine months ended September 30, 2011 versus no major bulk purchases in the quarter and nine months ended September 30, 2012. Despite this moderate decline, purchases from Monitronics’ core account generation business, or the accounts that Monitronics buys from authorized dealers each month, remained strong this quarter, up 23% over the same quarter in 2011.

Monitronics’ trailing twelve month attrition for the period ended September 30, 2012 increased to 12.0% compared to 10.9% for the twelve months ended September 30, 2011.  As expected, attrition levels increased modestly given the age of accounts in our portfolio and the increase in disconnections due to household relocations.

Pinnacle Transaction

On October 25th, Monitronics acquired approximately 93,000 subscriber accounts representing $4.4 million of total RMR from Pinnacle Security, for a purchase price of $131 million (after giving effect to certain purchase price adjustments). The accounts are an attractive fit within Monitronics customer profile with an average credit score in line with Monitronics’ overall portfolio and approximately 75% penetration of interactive services. The portfolio of accounts consists of a mix of three and five year contracts. The purchased accounts are also geographically diverse with accounts located in 40 states and Canada.

The acquisition was funded by an add-on of $145 million to the existing Credit Facility term loan, which matures March 23, 2018 and bears annual interest at LIBOR plus 4.25%, subject to a LIBOR floor of 1.25%.  The proceeds from the incremental term loan in excess of the purchase price were used to decrease outstanding principal under the Credit Facility revolver.

Ascent Liquidity and Capital Resources

At September 30, 2012, on a consolidated basis, Ascent had $106.3 million of cash and cash equivalents, $7.0 million of total restricted cash, and $142.7 million of marketable securities.  To improve its investment rate of return, the Company invests in marketable securities, consisting primarily of diversified corporate bond funds. The Company may use a portion of these assets to fund strategic acquisitions or investments or support stock repurchases.

During the nine months ended September 30, 2012, Monitronics used cash of $128.4 million to purchase subscriber accounts net of holdback and guarantee obligations and $3.6 million to fund capital expenditures.

At September 30, 2012, consolidated long-term debt included a principal balance of $987.2 million under Monitronics’ 9.125% senior notes due 2020 and senior secured credit facility due 2018.  The Senior Notes have an outstanding principal balance of $410.0 million as of September 30, 2012 and mature on April 1, 2020.  The Credit Facility term loan had an outstanding principal balance of $547.2 million as of September 30, 2012 and requires principal payments of $1.4 million per quarter with the remaining outstanding balance becoming due on March 23, 2018. The Credit Facility Revolver had an outstanding balance of $30.0 million as of September 30, 2012 and becomes due on March 23, 2017.

Conference Call

Ascent will host a conference call today at 5:00 p.m. ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 55326865. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through November 15, 2012 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 55326865.

The call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ascentcapitalgroupinc.com/Investor-Relations.aspx.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, acquisition opportunities, market potential, consumer demand for interactive and home automation services, the integration of acquired assets and businesses, future financial prospects and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent, our ability to capitalize on acquisition opportunities, general market and economic conditions, and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms10-Q and 10-K and any subsequently filed Form 8-K, for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiary, Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

Amounts in thousands, except share amounts

(unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$106,336	$183,558
Restricted cash	7,000	31,196
Marketable securities, at fair value	142,668	40,377
Trade receivables, net of allowance for doubtful accounts of $1,779 in 2012 and $1,815 in 2011	11,204	10,973
Deferred income tax assets, net	5,881	5,881
Income taxes receivable	161	308
Prepaid and other current assets	13,297	17,600
Assets held for sale	11,892	—
Total current assets	298,439	289,893

Restricted cash	—	28,000
Property and equipment, net of accumulated depreciation of $28,864 in 2012 and $37,537 in 2011	55,726	74,697
Subscriber accounts, net	855,606	838,441
Dealer network, net	32,373	39,933
Goodwill	349,227	349,227
Other assets, net	20,684	5,706
Assets of discontinued operations	54	62
Total assets	$1,612,109	$1,625,959

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,595	$3,987
Accrued payroll and related liabilities	2,835	5,149
Other accrued liabilities	38,345	19,000
Deferred revenue	6,962	6,803
Purchase holdbacks	11,912	12,273
Current portion of long-term debt	5,500	60,000
Liabilities of discontinued operations	18,110	16,001
Total current liabilities	89,259	123,213

Non-current liabilities:
Long-term debt	976,632	892,718
Derivative financial instruments	13,779	36,279
Deferred income tax liability, net	10,154	9,793
Other liabilities	6,099	12,529
Total liabilities	1,095,923	1,074,532

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,405,825 and 13,471,594 shares at September 30, 2012 and December 31, 2011, respectively	134	135
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 737,391 and 739,894 shares at September 30, 2012 and December 31, 2011, respectively	7	7
Series C common stock, $.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,460,627	1,461,671
Accumulated deficit	(933,624)	(905,610)
Accumulated other comprehensive loss	(10,958)	(4,776)
Total stockholders’ equity	516,186	551,427
Total liabilities and stockholders’ equity	$1,612,109	$1,625,959

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Amounts in thousands, except share amounts

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net revenue	$84,667	79,515	$249,863	230,962

Operating expenses:
Cost of services	12,881	10,692	35,331	29,419
Selling, general, and administrative, including stock-based and long-term incentive compensation	18,256	17,554	54,093	55,977
Amortization of subscriber accounts and dealer network	40,815	41,203	118,245	117,944
Depreciation	2,084	2,173	6,686	5,823
Restructuring charges	—	72	—	4,258
Loss (gain) on sale of operating assets, net	15	106	(1,298)	565
Loss on pension plan settlements	6,571	—	6,571	—
	80,622	71,800	219,628	213,986

Operating income	4,045	7,715	30,235	16,976

Other income (expense):
Interest income	1,042	48	3,008	285
Interest expense	(19,299)	(11,357)	(50,258)	(32,155)
Realized and unrealized loss on derivative financial instruments	—	(3,807)	(2,044)	(10,114)
Refinancing expense	—	—	(6,245)	—
Other income (expense), net	1,091	2,041	2,940	4,376
	(17,166)	(13,075)	(52,599)	(37,608)

Loss from continuing operations before income taxes	(13,121)	(5,360)	(22,364)	(20,632)
Income tax benefit (expense) from continuing operations	(604)	208	(2,052)	3,497
Net loss from continuing operations	(13,725)	(5,152)	(24,416)	(17,135)

Discontinued operations:
Earnings (loss) from discontinued operations	(1,202)	(4,138)	(2,992)	49,037
Income tax expense	(680)	(577)	(606)	(4,864)
Earnings (loss) from discontinued operations, net of income tax	(1,882)	(4,715)	(3,598)	44,173

Net income (loss)	(15,607)	(9,867)	(28,014)	27,038

Other comprehensive income (loss):
Foreign currency translation adjustments	222	(159)	283	(2,898)
Unrealized holding gains (losses) arising during the period, net of income tax	2,031	(255)	2,624	(255)
Unrealized loss on derivative contracts	(2,539)	—	(13,779)	—
Pension liability adjustments	4,690	—	4,690	133
Total other comprehensive income (loss), net of tax	4,404	(414)	(6,182)	(3,020)

Comprehensive income (loss)	$(11,203)	(10,281)	$(34,196)	24,018

Basic and diluted earnings (loss) per share :
Continuing operations	$(0.98)	(0.36)	$(1.74)	(1.20)
Discontinued operations	(0.13)	(0.33)	(0.25)	3.10
Net Income (loss)	$(1.11)	(0.69)	$(1.99)	1.90

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Amounts in thousands

(unaudited)

	Nine months ended
	September 30,
	2012	2011

Cash flows from operating activities:
Net income (loss)	$(28,014)	27,038
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income tax	3,598	(44,173)
Amortization of subscriber accounts and dealer network	118,245	117,944
Depreciation	6,686	5,823
Stock based compensation	3,928	2,956
Deferred income tax expense	361	(1,339)
Unrealized gain on derivative financial instruments	(6,793)	(18,936)
Refinancing expense	6,245	—
Loss (gain) on the sale of operating assets, net	(1,298)	565
Long-term debt amortization	4,285	12,640
Loss on pension plan settlements	6,571	—
Other non-cash activity, net	6,595	4,694
Changes in assets and liabilities:
Trade receivables	(4,464)	(3,831)
Prepaid expenses and other assets	(377)	(5,499)
Payables and other liabilities	12,358	(13,309)
Operating activities from discontinued operations, net	(1,481)	694

Net cash provided by operating activities	126,445	85,267

Cash flows from investing activities:
Capital expenditures	(3,591)	(2,860)
Purchases of subscriber accounts	(128,407)	(126,807)
Purchases of marketable securities	(99,667)	(28,359)
Net proceeds from sale of discontinued operations	—	99,488
Decrease in restricted cash	51,603	4,564
Proceeds from the sale of operating assets	6,515	—
Investing activities from discontinued operations, net	—	(3,196)

Net cash used in investing activities	(173,547)	(57,170)

Cash flows from financing activities:
Proceeds from long-term debt	998,100	69,200
Repayments of long-term debt	(979,650)	(49,300)
Refinancing costs	(44,239)	—
Stock option exercises	327	1,291
Purchases and retirement of common stock	(4,658)	(10,913)
Financing activities from discontinued operations, net	—	(142)

Net cash provided by (used in) financing activities	(30,120)	10,136

Net increase (decrease) in cash and cash equivalents	(77,222)	38,233

Cash and cash equivalents at beginning of period	183,558	149,857

Cash and cash equivalents at end of period	$106,336	188,090

Supplemental cash flow information:
State taxes paid	$2,072	2,895
Interest paid	23,149	17,881

Adjusted EBITDA

We define “Adjusted EBITDA” as net income before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts and dealer network), realized and unrealized gain/(loss) on derivative instruments, restructuring charges, stock-based and other non-cash long-term incentive compensation, and other non-cash or nonrecurring charges.   We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of our businesses, including our businesses’ ability to fund their ongoing acquisition of subscriber accounts, their capital expenditures and to service their debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that we believe is useful to investors in analyzing our operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by us should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent’s total Adjusted EBITDA to net loss from continuing operations (amounts in thousands):

Ascent (consolidated)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Total Adjusted EBITDA	$55,971	54,347	$168,605	152,333
Amortization of subscriber accounts and dealer network	(40,815)	(41,203)	(118,245)	(117,944)
Depreciation	(2,084)	(2,173)	(6,686)	(5,823)
Loss on pension plan settlements	(6,571)	—	(6,571)	—
Stock-based and long-term incentive compensation	(1,365)	(1,143)	(3,928)	(2,956)
Restructuring charges	—	(72)	—	(4,258)
Realized and unrealized loss on derivative instruments	—	(3,807)	(2,044)	(10,114)
Refinancing costs	—	—	(6,245)	—
Interest income	1,042	48	3,008	285
Interest expense	(19,299)	(11,357)	(50,258)	(32,155)
Income tax benefit (expense) from continuing operations	(604)	208	(2,052)	3,497

Net loss from continuing operations	$(13,725)	(5,152)	$(24,416)	(17,135)

The following table provides a reconciliation of Monitronics’ Adjusted EBITDA to net income (loss) from continuing operations (amounts in thousands):

Monitronics

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Total Adjusted EBITDA	$57,420	55,706	$171,123	161,315
Amortization of subscriber accounts and dealer network	(40,815)	(41,203)	(118,245)	(117,944)
Depreciation	(1,368)	(1,203)	(3,990)	(3,456)
Stock-based and long-term incentive compensation	(389)	(42)	(969)	(90)
Realized and unrealized loss on derivative instruments	—	(3,807)	(2,044)	(10,114)
Refinancing costs	—	—	(6,245)	—
Interest expense	(19,243)	(11,289)	(50,212)	(32,011)
Income tax benefit (expense) from continuing operations	(700)	(739)	(2,038)	(1,896)

Net loss	$(5,095)	(2,577)	$(12,620)	(4,196)